MORGAN STANLEY AIRCRAFT FINANCE

QUARTERLY ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

SECOND QUARTER 1999, FEBRUARY 28, 1999 TO MAY 31, 1999

                                    CONTENTS
                                    --------



      I      Background and General Information

      II     Comparison of Actual Cashflows versus Prospectus for Second
             Quarter 1999

      III    Comparison of Quarterly Actual Cashflows versus Prior Year

      IV     Other Financial Data

      V      Lessee Developments

      VI     Appendices

I   BACKGROUND AND GENERAL INFORMATION

On March 3, 1998, Morgan Stanley Aircraft Finance ("MSAF"), a Delaware business trust, issued $1,050 million of Notes in five subclasses- Subclass A-1, Subclass A-2, Subclass B-1, Subclass C-1 and Subclass D-1 (the "Notes"). The Notes were issued in connection with MSAF's agreement to acquire 33 aircraft plus a spare engine with a total appraised value at September 30, 1997 of $1,115.51 million from International Lease Finance Corporation ("ILFC").

All but one of the 33 aircraft were acquired by MSAF. The undelivered aircraft was a B737 with an appraised value of $28.82 million. Pursuant to the indenture relating to the Notes (the "Indenture"), MSAF decided not to substitute this aircraft but to distribute to Noteholders $26.0 million which represents that portion of the proceeds from the offering of the Notes relating to this aircraft on June 15, 1998. As a result, the overall size of the aircraft fleet is now 32 aircraft plus a spare engine and the appraised value of the fleet reduced from $1,115.51 million to $1,086.69 million at September 30, 1997.

The fleet is appraised annually and the appraised value of the revised fleet at September 30, 1998 was $1,029.4 million. Applying the declining value assumption to the original September 30, 1997 fleet appraisal, the total appraised value was assumed to be $1,047.9 million at May 17, 1999. See "Aircraft Values" below. As of July 1, 1999, all 32 aircraft plus the engine were subject to leases with 29 lessees in 19 countries as shown in Appendix A attached.

The discussion and analysis, which follows, is based on the results of MSAF and its subsidiaries as a single entity (collectively the "MSAF Group").

MSAF Group is a special purpose vehicle which owns aircraft subject to operating leases and, in one certain instance, a finance lease. MSAF may also make aircraft acquisitions and aircraft sales. MSAF intends to acquire additional commercial passenger or freight aircraft from various sellers and will finance the acquisition of such aircraft by issuing additional notes. Any acquisition of further aircraft will be subject to certain confirmations with respect to the Notes from rating agencies and compliance with certain operating covenants of MSAF set out in the Indenture.

MSAF's cash receipts and disbursements are determined, in part, by the overall economic condition of the operating leasing market. The operating leasing market, in turn, is affected by various cyclical factors including interest rates, the availability of credit, fuel costs and general and regional economic conditions affecting lessee operations and trading; manufacturer production levels; passenger demand; retirement and obsolescence of aircraft models; manufacturers exiting or entering the market or ceasing to produce aircraft types; re-introduction into service of aircraft previously in storage; governmental regulation; and air traffic control infrastructure constraints such as limitations on the number of landing slots.

MSAF's ability to compete against other lessors is determined, in part, by (i) the composition of its fleet in terms of mix, relative age and popularity of the aircraft types; (ii) operating restrictions imposed by the Indenture, and (iii) the ability of other lessors, who may possess substantially greater financial resources, to offer leases on more favorable terms than MSAF.

For the purposes of this report, the "Second Quarter 1999" shall comprise information from the three monthly cash reports dated March 15, 1999, April 15, 1999 and May 17, 1999. The financial data in these reports includes cash receipts from February 10, 1999 (beginning of the Collection Period for the March Report) up to May 11, 1999 (end of the Collection Period for the May Report) and payments made by MSAF between February 10, 1999 and up to May 17, 1999 (the Note Payment Date for the May Report).

Similarly, for the purposes of this report, the "Prior Year" period shall comprise information from the monthly cash reported dated April 15, 1998 and May 15, 1998. The financial data in these reports includes cash receipts from March 3, 1998 (date of securitisation) up to May 11, 1998 (end of the Collection Period for the May 1998 Report) and payments made by MSAF between March 3, 1998 and up to May 15, 1998 (the Note Payment Date for the May 1998 Report).

II  COMPARISON OF ACTUAL CASHFLOWS VERSUS
    PROSPECTUS FOR SECOND QUARTER 1999

The February 20, 1998 Offering Memorandum (the "Offering Memorandum") and the November 4, 1998 Prospectus (the "Prospectus") for the Notes contain assumptions in respect of MSAF's future cashflows and cash expenses (the "Assumptions"). In the Second Quarter 1999, MSAF generated approximately $26.6 million in Net Cash Collections, lower than assumed in the Prospectus by $0.2 million. An analysis of the quarterly Cash Collections, Cash Expenses and Note Payments is given in Sections A, B and C below and should be read in conjunction with Appendix B.

Section A - Cash Collections

"Cash Collections" comprise lease rental payments, maintenance reserve payments by lessees and cash interest paid on MSAF's cash balances. The Prospectus assumed Cash Collections for the Second Quarter 1999 of $30.3 million. Total Cash Collections achieved in this period were $31.2 million, a positive difference of $0.9 million. This difference is due to a combination of the factors set out below.

1) Gross lease rentals. Cash Collections relating to gross lease rentals for the Second Quarter 1999 amounted to $28.0 million or approximately $3.3 million less than the $31.3 million assumed in the period. This negative variance is due to arrears ($1.8 million), lower than assumed rentals following certain re-leasing events ($1.0 million) and rentals lost due to non-revenue earning aircraft ($0.5 million). Non-revenue earning aircraft are termed "Aircraft on Ground" or "AOG"s. For further detail see "Developments - Lessee Difficulties" below.

2) Other Cash Received. Other Cash received for the Second Quarter 1999 was approximately $0.04 million (late payment charges paid by lessees), a positive variance of $0.04 million. The Prospectus makes no assumption as to Other Cash Received.

3) Repossession and other stress related costs (net of security deposits applied). Repossession and other stress related costs (net of security deposits applied) for the Second Quarter 1999 amounted to an inflow of $0.4 million, compared to a cost of $1.4 million in assumed stress related costs for this period. The inflow of $0.4 million relates to the return of security deposits from two lessees, Onur Air and Guyana Airways, net of repossession and redelivery costs incurred to date.

4) Net Lease rentals. The Prospectus assumes a 4.5% reduction in gross lease rentals due to certain stress related costs (repossession costs, AOG expenses and Bad Debts) ("Net Lease Rentals"). For the Second Quarter 1999, assumed Net Lease Rentals were $30.0 million. Actual Net Lease Rentals for the period were $28.5 million, $1.5 million less than the Assumptions principally because of lower than assumed gross lease rentals, which were partially offset by lower than assumed repossession and other stress related costs. In the current leasing market, it is possible that net lease rentals will continue to fall short of the Assumptions in the current financial year for reasons MSAF has experienced already; lessee defaults, rentals not received due to Aircraft On Ground, repossession costs and lease rental reductions. For further details, see "Developments - Lessee Difficulties" below.

5) Net Maintenance. In the Second Quarter 1999, maintenance receipts were $4.6 million, exceeding maintenance disbursements of $2.3 million by $2.3 million. The Prospectus assumes that maintenance receipts will equal maintenance disbursements over the term of the Notes, and therefore, maintenance receipts and maintenance disbursements are both assumed to be zero in each Note Payment Period. In any particular Note Payment Period, however, there will be actual maintenance receipts and disbursements and it is unlikely that maintenance receipts will equal maintenance disbursements in any such period. It is likely that maintenance disbursements will increase due to anticipated engine overhauls and re-leasing expenses which we originally expected to incur in 1998 but which MSAF now expects to incur in the current year. As of May 17, 1999, there was approximately $5.4 million held in the Expense Account for projected maintenance and modification expenses over the following three months.

6) Interest received. Actual interest received for the Second Quarter 1999 was $0.4 million compared to $0.3 million in the Prospectus. The difference is due to a combination of two offsetting factors. First, actual interest received includes interest received on amounts in the Expense Account and interim balances in the Collection Account which are not included in the Prospectus assumptions. Second and partially offsetting the impact of these cash balances on which interest has been earned, the Prospectus assumed a reinvestment rate of 5.75% while the average reinvestment rate for the period was approximately 5.17%.

Section B - Cash Expenses

Cash Expenses consists of Cash Operating Expenses and Selling, General and Administrative Expenses.

Cash Operating Expenses includes all fees, costs or expenses paid by the MSAF Group in the course of the business activities permitted to be conducted by it under the Indenture. The cash outflows in respect of Operating Expenses shown in the Prospectus were assumed to be $1.1 million for the Second Quarter 1999. Total cash expenses paid in this period were approximately $2.1 million, a negative variance of $1.0 million. This variance is due to a combination of the factors set out below.

1) Insurance, re-leasing and other costs. Insurance, re-leasing and other costs incurred were approximately $0.3 for the Second Quarter 1999 which was $0.8 million less than the assumed costs of $1.1 million for the period. Actual costs were in respect of Directors and Officers annual insurance premium and the quarterly premium for contingent insurance coverage for the portfolio. The Prospectus assumes these costs are 3% of gross lease revenues.

2) Increase in Accrued Expenses. $1.8 million of accrued expenses was transferred to the expense account in the Second Quarter 1999 and is expected to be payable in the current year. The balance in the Expense Account on May 17, 1999 was $6.1 million. Approximately $5.4 million relates to accrued maintenance expenses while the remaining $0.7 million relates to accrued insurance, re-leasing and other costs. The Prospectus assumes there are no accrued expenses.

Selling, General and Administrative Expenses ("SG&A") include all fees paid to the Aircraft Manager, Administration Agent, Independent Trustees and other miscellaneous service providers. Total SG&A costs for the Second Quarter 1999 were approximately $2.5 million compared to $2.4 million assumed in the Prospectus. This variance is due to a combination of the factors set out below.

1) Servicer fees. Fees paid to ILFC, as Servicer, during the Second Quarter 1999 amounted to $1.3 million, which is $0.3 million lower than the assumed cost of $1.6 million for the period. As a significant portion of the Servicer fees are calculated as a percent of rental revenue actually received and the gross rental revenue line is lower than expected, the fee paid to ILFC is also lower.

2) Other service provider fees and overhead. Other service provider fees and overhead amounted to $1.2 million for the period from February 17, 1999 to May 17th, 1999. This is $0.4 million more than the assumed amount of $0.8 million for the period, mainly due to higher than assumed overhead costs paid in the period (associated with registering the Notes with the SEC) which were partially offset by lower than assumed Administrative Agent's fee because of actual lower rental revenues.


Section C - Note Payments

Note payments consist of interest payments ( net of swap effects), and principal payments to Noteholders.

Interest payments. Actual interest payments to Noteholders net of swap effects were $16.9 million, slightly lower than assumed net payments of $17.3 million for the Second Quarter 1999, reflecting faster than expected amortization of the A-2 Notes.

Principal payments. Total principal distributions in the period from February 17, 1999, to May 17, 1999 were $9.7 million, an excess of $0.2 million over assumed total debt amortization for this period. The principal amortization payments were made with respect to the A-2 and B-1 Notes.

III  COMPARISON OF SECOND QUARTER 1999 ACTUAL
     CASHFLOWS VERSUS PRIOR YEAR PERIOD

In the Second Quarter 1999, MSAF generated approximately $26.6 million in Net Cash Collections, $2.7 million lower than assumed in the Prospectus. An analysis of the quarterly Cash Collections, Cash Expenses and Note Payments is given in Sections A, B and C below and should be read in conjunction with Appendix C.

Section A - Cash Collections

1) Gross lease rentals. Cash Collections relating to gross lease rentals for the Second Quarter 1999 amounted to $28.0 million or approximately $0.1 million less than in the Prior Year period. Gross lease rentals were essentially unchanged in comparison to the Prior Year period.

2) Other Cash Received. Other cash received in the Second Quarter 1999 was approximately $0.04 million, compared to $0.2 million received in the Prior Year period. Other Cash Received was essentially unchanged in comparison to the Prior Year period.

3) Repossession and other stress related costs (net of security deposits applied). Repossession and other stress related costs (net of security deposits applied) for the Second Quarter 1999 amounted to an inflow of $0.4 million compared to an inflow of $0.3 million in the Prior Year period. Repossession and other stress related costs were essentially unchanged in comparison to the Prior Year period.

4) Net lease rentals. Actual Net Lease Rentals the Second Quarter 1999 were $28.5 million, approximately the same as in the Prior Year period.

5) Net Maintenance. In the Second Quarter 1999, maintenance receipts were $4.6 million, exceeding maintenance disbursements of $2.3 million by $2.3 million. This compares to maintenance received of $3.1 million in the against maintenance expenses paid of $1.1 million in the Prior Year period. While net maintenance was higher in the Second Quarter 1999, significant maintenance events are anticipated for the remainder of this financial year.

6) Interest received. Actual interest received for the Second Quarter 1999 was $0.4 million, compared to $0.7 million received in the Prior Year period. The higher interest earned in the 1998 period was due to cash held on deposit in the Aircraft Purchase Account to fund the acquisition of two aircraft that had not yet been delivered.

Section B - Cash Expenses

Cash Expenses consists of Cash Operating Expenses and Selling, General and Administrative Expenses.

Cash Operating Expenses includes all fees, costs or expenses paid by the MSAF Group in the course of the business activities permitted to be conducted by it under the Indenture. Cash Operating Expenses paid in the Second Quarter 1999 were approximately $2.1 million, compared to $0.8 million in the same period in 1998. This variance is due to a combination of the factors set out below.

1) Insurance, re-leasing and other costs Insurance, re-leasing and other costs incurred were approximately $0.3 million for the Second Quarter 1999, which was $0.1million lower than in the same period in 1998. This was mainly due to the timing of payment of insurance premiums.

2) Increase in Accrued Expenses $1.9 million of accrued expenses were transferred to the expense account in the current period. This compares to a transfer of $0.4 million in the same period in 1998. The increase in Accrued Expenses relates primarily to an increase in projected maintenance costs.

Selling, General and Administrative Expenses (SG&A) include all fees paid to the Aircraft Manager, Administration Agent, Independent Trustees and other miscellaneous service providers. Total SG&A costs for the Second Quarter 1999 were approximately $2.5 million compared to $1.1 million in the Prior Year period. This difference is due to a combination of the factors set out below.

1) Servicer fees. Fees paid to ILFC, as Servicer, during the Second Quarter 1999 were $1.3 million, an increase of $0.5 million over the Prior Year period. In 1998, the $3.0 million fixed fee was paid to ILFC as an up front fee of $2.0 million in December 1997 and a further $1.0 million was paid in even installments every month. In 1999, the entire base fee of $3.0m is being paid in installments, hence the higher monthly charge in the current year.

2) Other Service Providers and Overhead. The total expenses for Other Service Providers and Overhead was $1.2 million for the Second Quarter 1999, versus $0.3 million for the Prior Year period, a variance of $0.9 million. $[0.6] million of this difference can be attributed to an increase in Overhead costs, which increased from less than $[0.1] million in Prior Year period to $0.7 million in the Second Quarter 1999. The increase in Overhead costs was primarily related to costs associated with the registration of the Notes with the SEC. The remaining $0.3 million variance relates to an increase in the fee paid to the Administrative Agent. The fee calculation for the Administrative Agent in the Prior Year period did not include accrued rentals and was therefore lower.


Section C - Note Payments

Note payments consist of interest payments (net of swap effects), and principal payments to Noteholders.

Interest payments. Actual interest payments to Noteholders, net of swap effects, were $16.9 million in the Second Quarter 1999, compared to $14.4 million in the Prior Year period.

Principal Payments. Total Principal distributions were $9.7 million in the Second Quarter 1999, compared to $14.9 million in the Prior Year period. The higher distribution in the Prior Year period was as a result of $2.7 million in higher Net Cash Collections and the $2.5 million lower interest costs.

IV  OTHER FINANCIAL DATA

A numerical analysis to accompany this discussion is shown in Appendix D

Cash

Cash held at May 17, 1999 was $31.1 million. Of this amount, $25 million represents the cash portion of the Liquidity Reserve Amount (which is used as a source of liquidity for, among other things, maintenance obligations, security deposit return obligations, cash operating expenses and contingent liabilities) and $6.1 million represents accrued expenses and is held in the Expense Account to cover maintenance and re-leasing expenses expected to fall due in the next quarter.

In addition to the $31.1 million cash portion at May 17, 1999, the Liquidity Reserve Amount also contained $41.1 million of undrawn credit and liquidity facilities from Morgan Stanley Dean Witter & Co and ILFC.

Aircraft Values

Under the terms of the Notes, MSAF is obliged to obtain annual appraisals of the Base Value of each aircraft from three independent appraisers by October 31 of each year. Generally, where the appraisals indicate a Base Value decline significantly in excess of the value decline assumed under the terms of the Notes, excess cash flow is redirected to the extent required to the Class A Notes via the Class A Scheduled Principal Payment Amount. The most recent appraisals occurred in September 30, 1998 and the next are due to occur no later than October 31, 1999. A copy of the most recent Appraisals is attached in Appendix A. The actual appraised value of the fleet as at September 30, 1998 was $1,029.4 million versus an assumed value of $ 1,058.3 million as at November 17, 1998. As the decline in value was within the limits permitted by the Indenture, there was no requirement to redirect cash flow to the Class A Notes.

A-D Note Balance

As of May 17, 1999, the aggregate amount of Class A-D Notes outstanding was $958.9 million, approximately $12.9 million lower than assumed due to higher than assumed principal repayments with respect to the Class A-2 Notes.

V   LESSEE DEVELOPMENTS

As of July 1, 1999, three current lessees were in arrears. The aircraft on lease to the three lessees in arrears represent approximately 11.1% of the appraised value of the portfolio at September 30,1998 and all three lessees are based in Brazil. The amounts outstanding and overdue for the three lessees in respect of rental payments, maintenance reserves and other miscellaneous amounts due under the leases (net of default interest and certain cash in transit) amounted to approximately $8.6 million. The weighted average number of days past due of such arrears was 105 days. For further details, see "Latin America" below.

In addition, as of July 1, 1999 an aggregate of $2.2 million was owed to MSAF Group from two of its former lessees. In both cases, MSAF Group has leased the aircraft to other carriers.

Europe & Middle East Emerging
Following the termination of a lease with Onur Air, the related aircraft (an A321-100) was placed with another Turkish charter airline, Air Alfa. Rental payments and maintenance reserves outstanding under the old lease amounted to approximately $2.0 million. The aircraft was non-revenue earning for a period and the cost of downtime between leases was $0.2 million. However, Onur Air has commenced payment of restructured amounts in accordance with a termination agreement. Amounts in arrears are scheduled for repayment by October 1999. The aircraft represents 4.3% of the appraised value of the portfolio at September 30, 1998.

Asia
Asia has been severely affected by economic and financial difficulties, although limited signs of recovery were exhibited during the quarter. Currently, MSAF Group leases 13.0% of its fleet in the Asia Region (5.5% in South Korea, 4.9% in Taiwan and 2.6% in China) and 6.7% in Pacific and Other regions (6.7% in Fiji) by appraised value of the portfolio at September 30, 1998. As of July 1, 1999 none of these lessees were in arrears although severe financial difficulties have been reported for certain other air carriers in the region. One lessee restructured its lease such that rental payments will be lower over an extended lease term.

Latin America
Considerable economic uncertainty continues to affect the major economies in Latin America. The devaluation of the Brazilian currency in January 1999 continued to adversely impact the major carriers whose lease obligations were predominantly in U.S. dollars.

As of July 1, 1999, VARIG had decided to terminate the lease of a B747-300 aircraft and is currently negotiating a termination agreement with ILFC. The termination agreement will cover repayment of rental and maintenance arrears owed to date, and certain repossession and redelivery expenses. In the interim, VARIG have agreed to park and insure the aircraft, at their cost. This lease had a security deposit of $1.0 million, which has been drawn down by MSAF.

As a large widebody geared to the Asian market, the B747-300 aircraft is one of the aircraft types that is least popular at present with 11 available for lease and 8 currently in storage, according to Airclaims. There can be no assurance that ILFC will procure a new lease with terms similar to those of the terminated lease with VARIG. As of July 1, 1999, the total amount outstanding for this lessee in respect of rental payments and maintenance reserves under this lease amounted to approximately $4.8 million. The aircraft represents 6.1% of the appraised value of the portfolio at September 30, 1998.

Another Brazilian lessee, Passaredo, representing 2.1 % of the appraised value of the portfolio at September 30, 1998 , has been operating one A310-300 subject to a finance lease and has not made lease payments since September 1998. After protracted negotiations with ILFC, the lessee has agreed to a repayment schedule, which provides for payment of part of the arrears. As of July 1, 1999, the total amount outstanding for this lessee in respect of rental payments amounted to approximately $3.3 million.

The rental arrears of the third Brazilian lessee, which accounts for 2.9% of the appraised value of the portfolio at September 30, 1998, have been restructured and the lessee is in arrears with respect to the restructured amounts. As of July 1, 1999, total amount outstanding for this lessee in respect of rental payments amounted to $0.5 million.

MSAF currently leases 17.4% of its fleet in Latin America (6.3% in Mexico and 11.1% in Brazil) by appraised value of the portfolio at September 30, 1998.


Other
The lease with Guyana Airways was terminated by agreement on April 2, 1999 with rental arrears due of $1.3 million. MSAF is likely to incur costs of approximately $2.9 million in the redelivery of this aircraft. This cost is takes into account a $3.0 million lump sum termination payment paid by Guyana and the drawdown of the security deposit of $0.7 million but excludes $0.7 million of maintenance reserves received by MSAF from Guyana over the lease term. MSAF has lodged an insurance claim in respect of certain maintenance costs it has incurred to date. The Guyana aircraft is a B757-200ER and accounts for 3.3% of the appraised value of the portfolio at September 30, 1998. The aircraft was re-leased to National Airlines, a U.S. carrier in June 1999.

Morgan Stanley Aircraft Finance                                       APPENDIX A

                               Portfolio Details
                               -----------------
         All amounts in thousands of US dollars unless otherwise stated
         --------------------------------------------------------------


         Figures as of July 1, 1999
         --------------------------

                                Country of                           Aircraft          Engine
           Region (1)           Current Lessee    Current Lessee      Type          Configuration
           ----------           --------------    --------------      ----          --------------
          1  Europe             France            Air Liberte         MD-83          JT8D-219
          2  (Developed)        France            l'Aeropostale       B737-3S3QC     CFM 56-3C1
          3                     Greece            Olympic Airways     B737-4Q8       CFM 56-3C1
          4                     Netherlands       KLM                 engine         CF6-80C2B6F
          5                     Netherlands       Transavia           B737-3K2       CFM 56-3C1
          6                     Ireland           TransAer            A320-200       V2500-A1
          7                     Sweden            Transwede SAFE      B737-548       CFM 56-3B1
          8                     UK                Britannia           B767-204ER     CF6-80A
          9                     UK                Caledonian          A320-200       V2500-A1
          10                    UK                Unijet              B767-39HER     CF6-80C2B6F
          11                    UK                Flying Colours      B757-28A       RB211-535-E4-37
Sub-total
          12 North America      USA               Alaska              B737-4Q8       CFM 56-3C1
          13 (Developed)        USA               TWA                 MD-83          JT8D-219
          14                    USA               TWA                 MD-82          JT8D-217C
          15                    USA               National Airlines   B757-28A       RB211-535-E4
          16                    Canada            Canadian Airlines   A320-200       V2500-A1
Sub-total
          17 Europe             Hungary           Malev               F-70           TAY MK620-15
          18 and Middle East    Hungary           Malev               F-70           TAY MK620-15
          19 (Emerging)         Hungary           Malev               F-70           TAY MK620-15
          20                    Turkey            Air Alfa            A321-100       V2530-A5
Sub-total
          21 Asia               Korea             Asiana              B767-300       CF6-80C2B6F
          22 (Emerging)         Taiwan            China Airlines      A300-600R      PW 4158
          23                    China             China Hainan        B737-3Q8       CFM 56-3C1
Sub-total
          24 (Emerging)         Brazil            VARIG               B747-341B      CF6-80C2
          25                    Brazil            Passeredo           A310-300       JT9D-7R4E1
          26                    Brazil            VASP                B737-3Q8       CFM-3B2
          27                    Mexico            Aero Mexico         B757-2Q8       PW 2037
          28                    Mexico            TAESA               B737-4Q8       CFM 56-3B2
Sub-total
          29 Other              Fiji              Air Pacific         B767-3X2ER     CF6-80C2B4
          30                    Iceland           IcelandAir          B737-3S3F      CFM 56-3B2
          31                    Oman              Oman Air            A310-300       JT9D-7R4E1
          32                    Oman              Oman Air            A310-300       JT9D-7R4E1
          33                    Malta             Air Malta           B737-382       CFM 56-3B2
Sub-total


           Total


                                                            30-Sep-98
                                Serial      Date of       Adjusted Base      % of       % of
           Region (1)           Number     Manufacture      Value (2)        Total     Region
           ----------           ------     -----------      ---------        -----     ------

          1  Europe              49822       Dec-88           19,433          1.9%
          2  (Developed)         23788       May-87           21,420          2.1%
          3                      25371       Jan-92           27,137          2.6%
          4                     704279       Jun-95            5,593          0.5%
          5                      27635       May-95           29,863          2.9%
          6                        414       May-93           31,503          3.1%
          7                      25165       Apr-93           20,860          2.0%
          8                      23807       Aug-87           36,390          3.5%
          9                        393       Feb-93           31,310          3.0%
          10                     26256       Apr-93           67,767          6.6%
          11                     24367       Feb-89           34,870          3.4%
Sub-total                                                                               31.7%
          12 North America       25104       May-93           28,210          2.7%
          13 (Developed)         49824       Mar-89           20,423          2.0%
          14                     49825       Mar-89           18,270          1.8%
          15                     24260       Dec-88           33,953          3.3%
          16                       279       Feb-92           30,467          3.0%
Sub-total                                                                               12.8%
          17 Europe              11564       Dec-95           15,627          1.5%
          18 and Middle East     11565       Feb-96           16,353          1.6%
          19 (Emerging)          11569       Mar-96           16,460          1.6%
          20                       597       May-96           44,623          4.3%
Sub-total                                                                                9.0%
          21 Asia                24798       Oct-90           56,127          5.5%
          22 (Emerging)            555       Mar-90           50,720          4.9%
          23                     26295       Dec-93           26,783          2.6%
Sub-total                                                                               13.0%
          24 (Emerging)          24106       Apr-88           62,673          6.1%
          25                       437       Nov-86           30,183          2.9%
          26                     24299       Nov-88           21,407          2.1%
          27                     26272       Mar-94           42,727          4.2%
          28                     24234       Oct-88           22,340          2.2%
Sub-total                                                                               17.4%
          29 Other               26260       Sep-94           68,913          6.7%
          30                     23811       Oct-87           21,423          2.1%
          31                       409       Nov-85           25,210          2.4%
          32                       410       Nov-85           25,377          2.5%
          33                     25161       Feb-92           25,020          2.4%
Sub-total                                                                               16.1%

                                                         ---------------------------------------
          Total                                            1,029,436          100%       100%
                                                         =======================================


          ------------------
          (1) Regions are defined according to MSCI designations.
          (2) Adjusted Base Value is the Base Value of each aircraft as per the
              September 30, 1998 Appraisal.
          (3) Total Number of Lessees =29
          (4) Total Number of Countries = 19

Morgan Stanley Aircraft Finance                                       APPENDIX B

  Comparison of Actual Cashflows Versus Prospectus for the Second Quarter 1999

  ----------------------------------------------------------------------------
               All amounts in US Dollars unless otherwise states

               -------------------------------------------------

           -------------------------------------------------------------------------------------------------------------------------
 MD&A                                                                                    Quarterly Data
  Ref                                                                                           % of Prospectus Gross Lease Revenues
           ------------------------------------------------------------------------------------ ------------------------------------
                                                           Actual      Prospectus*    Variance     Actual     Prospectus*   Variance
                                                          To Date       To Date
           ------------------------------------------------------------------------------------ ------------------------------------
Section A  Cash Collections
    1      Gross Lease Rentals                           28,048,502    31,364,103    (3,315,602)     89.4%      100.0%       -10.6%
    2      Other Cash Received                                4,109                       4,109       0.0%        0.0%         0.0%
    3      Repossession and other Stress Related Costs      407,190    (1,411,385)    1,818,575       1.3%       -4.5%         5.8%

                                                         --------------------------------------    ---------------------------------
    4      Net Lease Rentals                             28,459,801    29,952,719    (1,492,918)     90.7%       95.5%        -4.8%

           Maintenance Receipts                           4,611,298                   4,611,298      14.7%        0.0%        14.7%
           Maintenance Expenses                          (2,259,909)                 (2,259,909)     -7.2%        0.0%        -7.2%
                                                         --------------------------------------    ---------------------------------
    5      Net Maintenance                                2,351,388             0     2,351,388       7.5%        0.0%         7.5%

    6      Interest Received                                426,729       350,238        76,491       1.4%        1.1%         0.2%
                                                         --------------------------------------    ---------------------------------
           Total Cash Collections                        31,237,918    30,302,957       934,961      99.6%       96.6%         3.0%

Section B  Cash Expenses
           Cash Operating Expenses

    1       - Insurance, re-leasing and other costs        (292,432)   (1,097,744)      805,312      -0.9%       -3.5%         2.6%
    2       - (increase) / decrease in Accrued Expenses  (1,845,678)                 (1,845,678)     -5.9%        0.0%        -5.9%
                                                         --------------------------------------    ---------------------------------
           subtotal                                      (2,138,110)   (1,097,744)   (1,040,366)     -6.8%       -3.5%        -3.3%

           SG&A

    1       - Servicer Fees                              (1,299,626)   (1,596,272)      296,646      -4.1%       -5.1%         0.9%
    2       - Other Servicer provider fees
              and Overhead                               (1,150,975)     (804,807)     (346,167)     -3.7%       -2.6%        -1.1%
                                                         --------------------------------------    ---------------------------------
           subtotal                                      (2,450,601)   (2,401,080)      (49,521)     -7.8%       -7.7%        -0.2%

                                                         --------------------------------------    ---------------------------------
           Total Cash Expenses                           (4,588,711)   (3,498,823)   (1,089,887)    -14.6%      -11.2%        -3.5%

           ------------------------------------------------------------------------------------    ---------------------------------
           NET CASH COLLECTIONS                          26,649,207    26,804,133      (154,926)     85.0%       85.5%        -0.5%
           ------------------------------------------------------------------------------------    ---------------------------------
Section C  Note Payments
           Interest Payments (Net of Swap effects)       16,916,047    17,282,420      (366,373)     53.9%       55.1%        -1.2%
           Principal Payments
           A-1                                                    0             0             0       0.0%        0.0%         0.0%
           A-2                                            8,789,838     8,578,392       211,447      28.0%       27.4%         0.7%
           B-1                                              943,321       943,321            (0)      3.0%        3.0%         0.0%
           C-1                                                                  0             0       0.0%        0.0%         0.0%
           D-1                                                    0             0             0       0.0%        0.0%         0.0%
                                                         --------------------------------------    ---------------------------------
           subtotal                                       9,733,160     9,521,713       211,447      31.0%       30.4%         0.7%

           ------------------------------------------------------------------------------------    ---------------------------------
           Total Payments to Noteholders                 26,649,207    26,804,133       154,926      85.0%       85.5%        -0.5%
           ------------------------------------------------------------------------------------    ---------------------------------

           Benefical Interest Distributions                       0             0             0       0.0%        0.0%         0.0%
           ------------------------------------------------------------------------------------    ---------------------------------

          *Prospectus Cash Collections and Cash Expenses have been adjusted for non-delivery of THY Aircraft, msn 25272.

Morgan Stanley Aircraft Finance                                       APPENDIX C

           Comparison of Quarterly Actual Cashflows versus Prior Year
           ----------------------------------------------------------

    MD&A                                                  Second Quarter 1999      Prior Year
    Ref                                                   -------------------      ----------

            ----------------------------------------------------------------    --------------    -------------   ------------
            Period ending                     15-May-99           Actual            Actual           Variance       Variance
                                                              To May 15 1999    To May 15 1998          $               %
            ----------------------------------------------------------------    --------------    -------------   ------------
Section A   Cash Collections
     1      Gross Lease Rentals                                  28,048,502        28,126,068          (77,566)         -0.3%
     2      Other Cash Received                                       4,109            20,174          (16,065)        -79.6%
     3      Repossession and other Stress Related Costs             407,190           349,599           57,592          16.5%

                                                            ----------------    --------------    -------------   ------------
     4      Net Lease Rentals                                    28,459,801        28,495,840          (36,039)        -0.13%

            Maintenance Receipts                                  4,611,298         3,105,268        1,506,030          48.5%
            Maintenance Expenses                                 (2,259,909)       (1,099,056)      (1,160,853)        105.6%
                                                            ----------------    --------------    -------------   ------------
     5      Net Maintenance                                       2,351,388         2,006,212          345,176         17.21%

     6      Interest Received                                       426,729           771,434         (344,705)        -44.7%
                                                            ----------------    --------------    -------------   ------------
            Total Cash Collections                               31,237,918        31,273,486          (35,568)        -0.11%

 Section B  Cash Expenses
            Cash Operating Expenses
     1       - Insurance, re-leasing and other costs               (292,432)         (391,533)          99,101         -25.3%
     2       -( increase) / decrease in Accrued Expenses         (1,845,678)         (393,912)      (1,451,766)        368.6%
                                                            ----------------    --------------    -------------   ------------
            subtotal                                             (2,138,110)         (785,445)      (1,352,665)       172.22%

            SG&A Expenses

     1       - Servicer Fees                                     (1,299,626)         (847,172)        (452,455)         53.4%
     2       - Other Servicer provider fees and Overhead         (1,150,975)         (307,757)        (843,217)        274.0%
                                                            ----------------    --------------    -------------   ------------
            subtotal                                             (2,450,601)       (1,154,929)      (1,295,672)       112.19%
                                                            ----------------    --------------    -------------   ------------
            Total Cash Expenses                                  (4,588,711)       (1,940,374)      (2,648,337)        136.5%

            ----------------------------------------------------------------    --------------    -------------   ------------
            NET CASH COLLECTIONS                                 26,649,207        29,333,112       (2,683,905)         -9.1%
            ----------------------------------------------------------------    --------------    -------------   ------------
 Section C  Note Payments

            Interest Payments (Net of Swap effects)              16,916,047        14,351,591        2,564,457          17.9%
            Principal Payments
            A-1                                                           0                 0
            A-2                                                   8,789,838        14,195,506       (5,405,668)        -38.1%
            B-1                                                     943,321           786,016          157,306          20.0%
            C-1                                                                             0
            D-1                                                           0                 0
                                                            ----------------    --------------    -------------   ------------
            subtotal                                              9,733,160        14,981,522       (5,248,362)        -35.0%

            ----------------------------------------------------------------    --------------    -------------   ------------
            Total Payments to Noteholders                        26,649,207        29,333,112         2,683,905         -9.1%
            ----------------------------------------------------------------    --------------    -------------   ------------

            Benefical Interest Distributions
            ----------------------------------------------------------------    --------------    -------------   ------------

Morgan Stanley Aircraft Finance                                       APPENDIX D

             Comparison of Actual Date Cashflows versus Prospectus

                                            ------------------------------------------------------------------------------------
                                                                                         % of Prospectus Gross Lease Revenues
--------------------------------------------------------------------------------------   ---------------------------------------
Period ending                    15-May-99    Actual      Prospectus *    Variance          Actual    Prospectus*     Variance
                                              To Date       To Date
--------------------------------------------------------------------------------------   ---------------------------------------
Cash Collections
Gross Lease Rentals                          143,872,604    156,776,391   (12,903,787)         91.8%     100.0%          -8.2%
Other Cash Received                            2,227,760                    2,227,760           1.4%       0.0%           1.4%
Repossession and other Stress Related Costs    1,658,728     (7,054,938)    8,713,665           1.1%      -4.5%           5.6%
                                            ------------------------------------------   ---------------------------------------
Net Lease Rentals                            147,759,092    149,721,454    (1,962,362)         94.2%      95.5%          -1.3%

Maintenance Receipts                          20,341,445              0    20,341,445          13.0%       0.0%          13.0%
Maintenance Expenses                          (7,161,051)             0    (7,161,051)         -4.6%       0.0%          -4.6%
                                            ------------------------------------------   ---------------------------------------
Net Maintenance                               13,180,394              0    13,180,394           8.4%       0.0%           8.4%

Interest Received                              2,882,470      1,681,295     1,201,176           1.8%       1.1%           0.8%
                                            ------------------------------------------   ---------------------------------------
Total Cash Collections                       163,821,956    151,402,748    12,419,208         104.5%      96.6%           7.9%

Cash Expenses
Cash Operating Expenses
 - Insurance, re-leasing and other costs      (1,857,342)    (5,487,174)    3,629,832          -1.2%      -3.5%           2.3%
 - (increase) / decrease in Accrued Expenses  (6,095,376)                  (6,095,376)         -3.9%       0.0%          -3.9%
                                            ------------------------------------------   ---------------------------------------
subtotal                                      (7,952,718)    (5,487,174)   (2,465,544)         -5.1%      -3.5%          -1.6%

SG&A
 - Servicer Fees                              (5,693,805)    (6,437,264)      743,459          -3.6%      -4.1%           0.5%
 - Other Servicer provider fees and Overhead  (2,941,497)    (3,911,822)      970,324          -1.9%      -2.5%           0.6%
                                            ------------------------------------------   ---------------------------------------
subtotal                                      (8,635,302)   (10,349,086)    1,713,784          -5.5%      -6.6%           1.1%

                                            ------------------------------------------   ---------------------------------------
Total Cash Expenses                          (16,588,020)   (15,836,260)     (751,760)        -10.6%     -10.1%          -0.5%

--------------------------------------------------------------------------------------   ---------------------------------------
NET CASH COLLECTIONS                         147,233,936    135,566,489    11,667,447          93.9%      86.5%           7.4%
--------------------------------------------------------------------------------------   ---------------------------------------

Exceptional Items
 - THY Note Distribution                      27,143,085     27,143,085             0          17.3%      17.3%           0.0%
--------------------------------------------------------------------------------------   ---------------------------------------
TOTAL NET CASH COLLECTIONS                   174,377,021    162,709,574    11,667,447         111.2%     103.8%           7.4%
--------------------------------------------------------------------------------------   ---------------------------------------

Interest Payments (Net of Swap effects)       83,375,189     84,666,913    (1,291,723)         53.2%      54.0%          -0.8%
Principal Payments
A-1                                                    0              0             0           0.0%       0.0%           0.0%
A-2                                           83,946,181     70,987,011    12,959,169          53.5%      45.3%           8.3%
B-1                                            7,055,650      7,055,650            (0)          4.5%       4.5%           0.0%
C-1                                                    0              0             0           0.0%       0.0%           0.0%
D-1                                                    0              0             0           0.0%       0.0%           0.0%
                                            ------------------------------------------   --------------------------------------
subtotal                                      91,001,831     78,042,661    12,959,169          58.0%      49.8%           8.3%

--------------------------------------------------------------------------------------   ---------------------------------------
Total Payments to Noteholders                174,377,020    162,709,574    11,667,446         111.2%     103.8%           7.4%
--------------------------------------------------------------------------------------   ---------------------------------------

Benefical Interest Distributions                      (0)             0            (0)          0.0%       0.0%           0.0%
--------------------------------------------------------------------------------------   ---------------------------------------

*Prospectus Cash Collections and Cash Expenses have been adjusted for non-delivery of THY Aircraft, msn 25272.


------------------------------------------------------------------------------------------------------------------------------
                                                         Coverage Ratios
                                          Closing          Prospectus*             Actual
------------------------------------------------------------------------------------------------------------------------------
  a Net Cash Collections                                    162,709,574          175,977,020

  b Swaps                                                     6,628,425            7,939,371
  c Class A Scheduled                                                 -
  d Class A Interest                                         50,830,169           48,359,127
  e Class A Minimum                                          22,188,410           15,221,945
  f Class B Interest                                          7,444,318            7,172,691
  g Class B Minimum                                           7,055,650            7,055,650
  h Class C Interest                                          8,280,000            8,346,667
  I Class C Minimum                                                   -                    -
  j Class D Interest                                         11,484,000           11,557,333
  k Class D Minimum                                                   -                    -
  l Class A Scheduled                                                 -                    -
  m Class B Scheduled                                                 -                    -
  n Class C Scheduled                                                 -                    -
  o Class D Scheduled                                                 -                    -
  p Permited Aircraft Modifications                                   -            1,600,000
  q Class A Supplemental                                     48,798,601           68,724,236
                                                          --------------        -------------
    Total                                                   162,709,574          175,977,020
                                                          --------------        -------------

    Interest Coverage Ratio
    Class A                                                        3.20                 3.64
    Class B                                                        2.02                 2.49
    Class C                                                        1.70                 2.04
    Class D                                                        1.52                 1.80

    Debt Coverage Ratio
    Class A                                                        1.52                 1.80
    Class B                                                        1.52                 1.80
    Class C                                                        1.52                 1.80
    Class D                                                        1.52                 1.80

    Loan-to-Value Ratios
    Assumed Portfolio Value           1,115,510,000       1,037,325,335
    Adjusted Portfolio Value                                                   1,004,150,560
    Liquidity Reserve Amount
    Of which - Cash                      25,000,000          25,000,000           31,095,376
             - Letters of Credit held    40,000,000          40,267,351           40,267,351
                                      --------------      --------------       --------------
    Subtotal                             65,000,000          65,267,351           71,362,727
    Less Lessee Security Deposits       (20,000,000)        (20,267,351)         (20,267,351)
    Less Accrued Expenses                                                         (6,095,376)
                                      --------------      --------------       --------------
    Subtotal                             45,000,000          45,000,000           45,000,000
    Total Asset Value                 1,160,510,000       1,082,325,335        1,049,150,560

    Note Balances as at 15-May-99
    Class A                             740,000,000  63.8%  669,012,989  61.8%   656,053,819   62.5%
    Class B                             100,000,000  72.4%   92,944,350  70.4%    92,944,350   71.4%
    Class C                             100,000,000  81.0%  100,000,000  79.6%   100,000,000   80.9%
    Class D                             110,000,000  90.5%  110,000,000  89.8%   110,000,000   91.4%
                                      --------------      --------------       --------------
    Total                             1,050,000,000         971,957,339          958,998,169
                                      --------------      --------------       --------------
                                                                                              103.3%

------------------------------------------------------------------------------------------------------------------------------


1. Interest Coverage Ratio is equal to Net Cash Collections expressed as a ratio of the interest payable on each subclass of Notes plus the interest and minimum principal payments payable on each subclass of Notes that rank senior in priority of payment to the relevant subclass of Notes.

2. Debt Service Ratio is equal to Net Cash Collections expressed as a ratio of the interest and minimum and scheduled principal payments payable on each subclass of Notes plus the interest and minimum and scheduled principal payments payable on each subclass of Notes that ranks equally with or senior to the relevant subclass of Notes in the priority of payments.

3. Total Asset Value is equal to Total Assumed Portfolio Value plus Liquidity
Reserve Amount minus Lessee Security Deposits.

4. Assumed Portfolio Value represents the Initial Appraised Value of each aircraft in the Portfolio multiplied by the Depreciation Factor at Calculation date divided by the Depreciation Factor at Closing date.

5. Adjusted Portfolio Value represents the Base Value of each aircraft in the Portfolio as determined by the most recent Appraisal multiplied by the Depreciation Factor at Calculation date divided by the Depreciation Factor at Closing date.

6. The lower of the Assumed Portfolio Value or 105% of the Adjusted Portfolio
Value is used to calculate the principal repayment amounts to Noteholders